Exhibit 99



Contact:  Martin Roenigk                          Stern & Co.
          443-831-6211                            Alex Singal
          mroenigk@compudyne.com                  212-888-0044
          www.compudyne.com                       asingal@sternco.com


      COMPUDYNE CORPORATION ANNOUNCES NEW CREDIT FACILITY

HANOVER, Md., November 19, 2001 CompuDyne Corporation (Nasdaq: CDCY), the industry leader in sophisticated security products, integration and technology for the public security markets, today announced that it has put in place a $25 million credit facility with PNC Bank, N.A. A portion of this credit facility will be used to finance capital expenditures for the expansion of the Bullet, Blast and Attack Protection Division.

Martin Roenigk, chairman and chief executive officer of CompuDyne, said " The new three-year facility gives the company a larger credit facility and more flexibility at a better interest rate.
This is a further endorsement of our business model, corporate strategy and successes in the marketplace," he added.

The new credit facility replaces one with LaSalle Bank, Chicago.

About CompuDyne
---------------

Ranked #61 among Forbes Magazine's "200 Best Small Companies",
CompuDyne has six businesses operating with leading positions in physical and electronic security and technology-based solutions for the public security market. Norment Security Group is the world's largest supplier of physical and electronic security products, as well as integration and maintenance services, to the corrections and courthouse markets. Norshield Security Products is the largest provider of bullet, blast and attack resistant products to U.S. embassies, banks, courthouses and other highly secured facilities in the U.S. and around the world. Quanta Systems and its Data Control Systems division is a major supplier of security and specialty engineering services and telecommunications products to the military, intelligence and commercial markets. Sysco and CorrLogic sell large-scale software products for access control, alarm monitoring, computer network security, and institutional management solutions. Fiber SenSys designs and manufactures fiber-optic sensors and related systems using optical fiber, proprietary optics and digital signal processing.